EXHIBIT 99.1

WPI Group Announces Sale Of Rugged Handheld Computer Business
     Proceeds To Reduce Corporate Debt

Manchester, NH, February 22, 2000: WPI Group, Inc.  (WPICE:
NASDAQ/National Market) today announced that the Company has sold its UK-based WPI Husky Technology business to Dynatech Corporation (DYNA: OTC BB). Dynatech, headquartered in Burlington, Massachusetts, is a global communications equipment company focused on network technology solutions. It is the parent company of Itronix Corporation, a market-leading manufacturer of rugged, mobile computing and communications devices, based in Spokane, Washington. The sale is valued at approximately $35 million in cash plus the assumption by Dynatech of certain liabilities. Proceeds of the sale will be booked in WPI Group's fiscal 2000 second quarter, which ends March 26, 2000. Proceeds of the sale will be used to reduce corporate debt. As part of the divestiture agreement with Dynatech, WPI retains for future sale, a manufacturing building in Cwmbran, Wales, as well as its Termiflex line of rugged, handheld terminals. As previously stated, the Company also plans to divest its New Hampshire-based instruments business. This is in line with the Company's stated intention to significantly reduce corporate debt and to improve shareholder value by restructuring operations around its MPSI transportation diagnostics products and its E-Technician Web-based remote diagnostic system and services.

Commenting on the sale, WPI Group President and CEO, John Allard, said, "We are right on target with the restructuring plans that will enable us to reduce corporate debt, strengthen the Company's balance sheet and prepare for the substantial growth of our MPSI products, systems and services. We are currently in discussions related to the sale of our instruments business, our remaining terminals business and our industrial property in Wales, UK."

WPI Group, Inc. manufactures and markets high value-added products used in advanced systems across a number of industries and applications. WPI provides industry-leading diagnostic hardware, software and Web-based services for the transportation industry. They also manufacture avionics components and subsystems, inertial sensors, panel meters and precision solenoids for a variety of industrial, medical and consumer products.

The statements contained in this release concerning the company's goals, strategies and expectations for business and financial results are "forward-looking statements" based on current expectations. No assurances can be given that the results in any forward-looking statements will be achieved and actual results could differ materially. Please review the reports that the Company files with the Securities and Exchange Commission for information concerning factors which could affect the Company's business.

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